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                                                                      EXHIBIT 14





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-123443 on Form N-14 under the Securities Act of 1933, of our reports dated February 11, 2005, appearing in the Annual Reports of Van Kampen High Income Trust and Van Kampen High Income Trust II, for the year ended December 31, 2004, included in the Statement of Additional Information which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" and "Form of Agreement and Plan of Reorganization" included in the Statement of Additional Information.



/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
May 3, 2005